Exhibit 10.36

891 Daechi-dong, Kangnam-gu, Seoul,
135-178, Korea
Tel: 82-2-6903-3487
www.magnachip.com

Confidential

April 15, 2013

Young Joon Kim

Dear Mr. Kim:

MagnaChip Semiconductor, Ltd. (“MagnaChip”) is pleased to present you with an offer for employment in the position of Executive Vice President and General Manager of Display Solutions Division, reporting to Sang Park, Chief Executive Officer. We believe that you have significant potential to make valuable contributions to MagnaChip, and we hope you will find your employment with us to be a rewarding experience.

You will be based at MagnaChip’s Seoul office, but will be expected to travel as needed within Korea and to other destinations as the job may require. The expected start date of your employment is 6th day of May, 2013 .

Your annual salary will be USD 350,000 per annum. You will be paid in accordance with MagnaChip’s normal payroll practices and your compensation will be subject to payroll deductions and all required withholdings. Annual salary increases will be determined by MagnaChip in accordance with MagnaChip’s internal policies and procedures. You will be eligible to earn an annual incentive of up to 80% of your base salary. The annual incentive will be based on company performance and attainment of your management objectives under a plan to be established and approved the Board of Directors of MagnaChip Semiconductor Corporation (the “Board”). MagnaChip may from time to time in its sole discretion adjust the salary and benefits paid to you and its other employees in the normal course of operations.

Upon approval by the Board, you will be granted options to purchase 200,000 shares of MagnaChip Semiconductor Corporation (the “Option”) pursuant to the MagnaChip Semiconductor Corporation 2011 Equity Incentive Plan (the “Plan”) at the exercise price the fair market value of a common unit on the date of grant at the time you begin your employment. Your option shall become vested and exercisable over three years from the commencement date of your employment in accordance with the Plan. Prior to receiving the Option, you must execute an option agreement in the form as approved by the Board.

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You will be eligible to participate in MagnaChip’s employee benefits programs for which you qualify and as are applicable to other MagnaChip employees of your level based in Korea. In addition to that, you shall be entitled to the following expatriate/repatriation provisions

Pre-Assignment House Hunting Trip. The Company shall provide round-trip business class airfare, hotel accommodations, meals and transportation for you and your spouse for a pre-assignment/house hunting trip to Korea.

Realty Support for House Hunting. The Company shall provide for the service of a realtor, broker, or relocation agency to assist you and your spouse in house hunting during the pre-assignment house hunting trip.

Visas and Work Permits. The Company shall provide the necessary services and cover the cost to obtain the necessary visas and/or work permits to enable you and your family to legally work and stay in Korea for the duration that you are assigned to perform services in Korea.

Tax treatment. The Company shall provide for tax equalization (taking into account only U.S. federal taxes) and tax consulting/preparation services for you for period up to and including the date of termination of the employment (regardless of whether you are still employed by the Company at the time of any payment pursuant to this offer letter). You shall minimize taxes as permitted by applicable law.

Shipment of Household Goods. The Company shall reimburse you to move your household goods via surface and airfreight from U.S. to Korea. Covered expenses include the cost of disassembly, packing, shipping, unpacking and assembly of the household goods. And the Company shall reimburse you to move one car only for shipping.

Travel to New Location. The Company shall provide one-way business class airfare for the initial travel of you and your family from the U.S. to Korea. You may travel ahead of your family.

Signing Bonus Including Relocation Allowance. The Company shall provide a one-time lump-sum signing bonus, including relocation allowance, in the amount of USD 100,000. The purpose of this signing bonus includes to compensate you for incidental expenses (not otherwise covered by the expatriate provisions) incurred prior to, during and after your relocation to Korea. You will be paid the bonus on the first normal pay day date after your employment begins.

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Housing Support. The Company will provide you with housing support (the “apartment”) which has a floor space of no more than 231 square meters (70 pyoung) in or about the Gangnam area of Seoul. Subject to the conditions set forth herein, the Company agrees to enter a lease arrangement with the apartment owner for your benefit in which the Company leases the apartment and pays the key money deposit in the Company’s name; provided, however, that (i) the Company shall retain all rights to and under the key money deposit; (ii) you, the apartment owner, and all other holders of security on the apartment agree to provide the Company with a first-priority jeonse right registration on the apartment as first-priority security for the Company’s key money deposit; (iii) you and the apartment owner shall provide all required assistance to effect such jeonse right registration; and (iv) upon termination of your employment with the Company for any reason, you will immediately (x) vacate the apartment, or (y) arrange for the substitution of the Company on the apartment lease, the return of the full key money deposit to the Company, and the release of the Company from all obligations related to the apartment and this housing support provision. Provided that the Company cannot find the jeonse in the reasonable cause, the Company will be able to provide the monthly house lease, named wolse, instead of jeonse. This offer of housing support is conditional upon your tender to the Company of an accurate, up-to-date copy of the real property registry and current and prospective lease agreements for the apartment. If the Company in its sole discretion determines that entering the lease, providing the key money deposit, and effecting the jeonse registration are impractical or not in the reasonable best interests of the Company, you and the Company agree to negotiate a suitable substitute arrangement that effects the intent of you and the Company parties under this housing support provision.

Housing Expenses. The Company shall pay for the cost of actual and reasonable housing accommodations and expenses related thereto in Korea for you and your family for the duration of the expatriate assignment, including utilities (gas, oil, electricity, air conditioning, water and broadband access, but not including personal telephone costs). The Company may choose to make payments directly to your landlord wherever possible. Housing maximums will be determined according to published cost of living tables and other data regarding local housing costs and are based on your salary and family size.

School Tuition for Children. The Company will pay gross tuition, including school bus fees, for your children at a foreign high school in Korea. The Company will pay gross tuition for post-secondary education based on the Company benefit policy applicable to executives in Korea.

Insurance. The Company shall provide health and life insurance coverage for you and your family while in Korea that is comparable to U.S. equivalents and that is generally made available to other Company expatriate executives in Korea. Your family (wife and children) shall be provided health insurance coverage in U.S. until they move to Korea.

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Transportation. The Company shall provide a vehicle with a driver for your use while in Korea.

Annual Vacation. You shall be entitled to annual vacation of two weeks per year.

Annual Home Leave. At such times as you maintain a primary residence in Korea, the Company shall pay expenses for one leave to the U.S. per 12-month period for you and your family members. Covered expenses include round-trip business class airfare for each family member. The annual home leave will be ten business days with full salary and benefits for you and shall be in addition to your annual vacation.

Repatriation. The specific provisions of repatriation shall include movement of your household goods via surface and airfreight from U.S. to Korea. Covered expenses include the cost of disassembly, packing, shipping, unpacking and assembly of the household goods, reasonable costs for the temporary storage of household goods for up to 30 days upon arrival in the U.S., one-way business class airfare for you and your family from Korea to the U.S., and temporary housing for you and your family for up to 30 days upon arrival in the U.S. And the Company shall reimburse you to move one car only for shipping. A reasonable per diem will be provided if the temporary housing does not include cooking facilities.

Repatriation Allowance. The Company shall provide a one-time lump sum repatriation allowance in the amount of one month’s base salary (net). The purpose of the allowance is to compensate you for incidental expenses (not otherwise covered by the repatriation provisions) incurred prior to, during and after your repatriation to the U.S.

Exceptions. The Repatriation and Repatriation Allowance benefits described herein will not be available to you in the event your employment is terminated for cause.

As an employee of MagnaChip organization, you will be expected to abide by MagnaChip’s rules and regulations and sign and comply with MagnaChip’s form employment agreement for employees based in Korea that includes confidentiality and non-competition provisions. Your employment relationship with MagnaChip is at-will, although you will be eligible for severance programs as required by Korean law. This employment offer is conditional upon you obtaining the appropriate visas and/or permission to work at MagnaChip in the Republic of Korea. You may terminate your employment with MagnaChip at any time and for any reason whatsoever simply by notifying us. Likewise, MagnaChip may terminate your employment at any time and for any reason whatsoever, with or without cause or

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advance notice. Upon termination of your employment by MagnaChip without cause, MagnaChip will pay you (i) severance in the form of a continuation of your salary, at the rate in effect on the date of the involuntary termination without cause, for a period of six months, commencing on the date next following the date of the involuntary termination, and (ii) payment of the annual incentive, in a prorated amount based on the number of days you were actually employed during the applicable plan year and on deemed satisfactory performance by you and MagnaChip, (iii) six months COBRA premiums at the level of benefits received immediately before your termination, which cease in the event you receive benefits comparable to the COBRA benefits from a new employer; provided the severance payable to you shall be reduced to the extent that the Company makes any severance payments pursuant to the Korean Commercial Code or any other statute.

This letter forms the complete and exclusive offer of your employment with MagnaChip. No other representative has any authority to modify or enter into an agreement or modification, express or implied, contrary to the foregoing. Any such modification or agreement must be in writing and signed by Sang Park, CEO, or Sang-Lyun Oh, HR Director, and must clearly and expressly specify an intend to change the at-will nature of your employment.

We look forward to your participation in the future growth of MagnaChip. Please indicate your acceptance of this offer of employment by signing in the space below. Please e-mail an executed copy of this letter to me as soon as possible, with the original to follow by mail.

Sincerely,

MAGNACHIP SEMICONDUCTOR, LTD.

/s/ Sang Park
Sang Park
Chairman and CEO
MagnaChip Semiconductor, Ltd.

THIS EMPLOYMENT OFFER IS WHOLLY AGREED AND ACCEPTED BY:

/s/ Young Joon Kim
Young Joon Kim